Exhibit 3.2

Exhibit C to Senior Secured Convertible Note

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Guaranty”), dated as of April __, 2017, by PROTEA BIOSCIENCES, INC., a Delaware corporation (the “Guarantor”) in favor of SUMMIT RESOURCES, INC. a West Virginia corporation (the “Lender”), or its registered assigns.

PREAMBLE

A.       Reference is made to that certain $1,750,000 Senior Secured Convertible Promissory Note (the “Note”) dated as of April __, 2017, which has been issued by PROTEA BIOSCIENCES GROUP, INC., a Delaware corporation (“PRGB”) in favor of Lender. Unless otherwise defined herein, all capitalized terms in this Guaranty Agreement shall have the same meaning as they are defined in the Note.

B.       the Guarantor is a wholly-owned subsidiary of PRGB and will directly benefit from the proceeds of the Loan evidenced by the Note.

C.       As a condition to its making of the Loan described in the Note, the Lender is requiring each of the Guarantors to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of and as a material inducement to Lender to enter into the Note, the Guarantor has agreed to execute this Guaranty in favor of the Lender, the Guarantor does hereby jointly and severally represent, warrant, covenant and agree as follows:

1.   Guaranty of Payment and Performance. Subject at all times to the provisions of Section 1(b) below:

(a)       The Guarantor hereby unconditionally and irrevocably guarantees to Lender, the full and punctual payment when due (whether at stated maturity, by pre-payment, by acceleration or otherwise), and performance of 100% of the obligations of Borrower under the Note and any of the Transaction Documents as defined in that certain Security Agreement dated April 3, 2017 among Protea Biosciences Group, Inc., Summit Resources, Inc., and the Guarantor (the “Guaranteed Obligation”)

(b)       This Agreement and the Guaranty provided herein shall remain in full force and effect until all of the Guaranteed Obligations and the obligations of the Borrower under the Note have been paid in full.

(c)       This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of the Guaranteed Obligations. Should the Borrower default in the payment or performance of any of the Guaranteed Obligations, the obligations of the Guarantor hereunder with respect to such Guaranteed Obligations in default shall, upon demand by Lender, become immediately due and payable to Lender, without demand or notice of any nature, all of which are expressly waived by the Guarantor.

2.  The Guarantor’s Agreement to Pay Enforcement Costs, etc.  The Guarantor further agrees to pay to Lender, on demand, all costs and expenses (including court costs and legal expenses) incurred or expended by the Lender in connection with this Guaranty and the enforcement thereof.

3.  Waivers by the Guarantor; Lender’s Freedom to Act.   The Guarantor agrees that the Guaranteed Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto. The Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of any other person primarily or secondarily liable with respect to any of the Guaranteed Obligations or obligations of the Borrower, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Guaranteed Obligations and agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of Lender to assert any claim or demand or to enforce any right or remedy against any other entity or other person primarily or secondarily liable with respect to any of the Guaranteed Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Guaranteed Obligation; (iii) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the agreements evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations, (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Guaranteed Obligation; or (v) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of either Guarantor, all of which may be done without notice to either Guarantor.

4.  Unenforceability of Obligations Against Borrower.  If for any reason the Borrower has no legal existence or is under no legal obligation to discharge any of the Guaranteed Obligations, or if any of the Guaranteed Obligations have become irrecoverable from Borrower by reason of Borrower’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Guaranteed Obligations. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of Borrower, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the agreements evidencing, securing or otherwise executed in connection with any Guaranteed Obligation shall be immediately due and payable by the Guarantor.

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5.  Subrogation; Subordination.

5.1.       Waiver of Rights.   Until the final payment and performance in full of all of the Guaranteed Obligations, the Guarantor shall not exercise and hereby waives any rights against the Borrower arising as a result of payment by the Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with Lender in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; and the Guarantor will not claim any setoff, recoupment or counterclaim against Borrower in respect of any liability of either Guarantor to Borrower.

5.2.       Subordination.   The payment of any amounts due with respect to any indebtedness of the Borrower for money borrowed or credit received now or hereafter owed to the Guarantor is hereby subordinated to the prior payment in full of all of the obligations of Borrower to Lender. The Guarantor agrees that the Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Borrower to the Guarantor until all of the Guaranteed Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Guaranteed Obligations are still outstanding, such amounts shall be collected, enforced and received by the Guarantor as trustee for Lender and be paid over to Lender on account of the Guaranteed Obligations without affecting in any manner the liability of either Guarantor under the other provisions of this Guaranty.

6.  Further Assurances.  The Guarantor agree that it will from time to time, at the reasonable request of Lender, do all such things and execute all such documents as Lender may consider necessary or desirable to give full effect to this Guaranty and to perfect and preserve the rights and powers of Lender.

7.  Termination; Upon the indefeasible payment and performance of the obligations of Borrower to Lender under the Note, this Agreement shall terminate.

8.  Successors and Assigns.   This Guaranty shall be binding upon the Guarantor, his successors and assigns, and shall inure to the benefit of Lender and its successors, transferees and assigns. the Guarantor may not assign any of his obligations hereunder.

9.  Amendments and Waivers.   No amendment or waiver of any provision of this Guaranty nor consent to any departure by either Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Guarantor and Lender. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

10.  Notices.   All notices and other communications called for hereunder shall be made in the manner set forth in the Pledge and Security Agreement of Lender and Guarantor of even date herewith between.

11.  Governing Law; Consent to Jurisdiction.   THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WEST VIRGINIA. The Guarantor agrees that any suit for the enforcement of this Guaranty may be brought in the state courts of Nicholas County, West Virginia or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon the Guarantor by mail at the address specified by reference in Section 12. The Guarantor hereby waives any objection that he may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

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12.  Waiver of Jury Trial.   THE GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES HIS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY LITIGATION, ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.

13.  Miscellaneous.   This Guaranty constitutes the entire agreement of the Guarantor with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement of Borrower to Lender. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

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IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

PROTEA BIOSCIENCES, INC.

By:	________________________________
Name: Stephen Turner
Title: Chief Executive Officer